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                                                                    Exhibit 99.2

                              SEPARATION AGREEMENT


     THIS SEPARATION AGREEMENT is entered into this 26th day of July, 1996, by and between Orin S. Neiman (hereinafter referred to as "Neiman"), Polar Express Corporation, a Delaware corporation (hereinafter referred to as "Company") and Aasche Transportation Services, Inc., a Delaware Corporation (hereinafter referred to "Parent") ("Parent" and "Company" hereinafter collectively referred to as "Aasche.")

     WHEREAS, Company and Neiman are parties to a Consulting Agreement dated December 21, 1995, which was amended on June 14, 1996; and

     WHEREAS, the parties wish to terminate their Agreement.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual undertakings set forth set forth below, Company, Parent and Neiman agree as follows:

     1. Payment. Upon the execution of this Agreement, Company agrees to pay Neiman the sum of $182,000.00.

     2. Pinnacle Membership. Company and Neiman acknowledge that the Company owns a membership in the Pinnacle Country Club. Company agrees to transfer such membership to an entity chosen by Neiman at no cost to Company.

     3. Computer. The parties agree that Neiman has in his possession a lap top computer and software which is at Neiman's home. Some of the hardware and software on such system was purchased by the Company; however, it will be Neiman's sole property.

     4. Stock Options. Parent hereby grants to Neiman the right and option to purchase 50,000 shares of common stock on the terms and conditions set forth in this paragraph.


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     a.    The Shares subject to this Option shall become exercisable in whole on July 26, 1996, and the deadline for exercising the Option shall be March 31, 1998.

     b. Neiman shall exercise the Option by delivery to Parent of a duly executed copy of the purchase form attached hereto as Exhibit "A". The Option price (as hereinafter defined) shall be paid by full payment in cash.

     c. The Option price shall be the closing price of the common stock on the date this Agreement is executed, subject to adjustment provisions described below, provided; however, that in case Parent should at any time subdivide the outstanding shares of common stock or shall issue a stock dividend on its outstanding common stock, the Option price in such dividend should be proportionately decreased and in case Parent shall at any time combine the outstanding shares of common stock, the Option price in effect immediately prior to such combination shall be proportionately increased effective at the close of business on the date of such subdivision, dividend, or combination, as the case may be. Notwithstanding the foregoing, in the event the closing price on any of December 21, 1996, or December 21, 1997, (the "Relevant Date"), of the Parent's Common Stock on the Nasdaq Stock Market shall be less than the Option Price, the Option Price for the Shares underlying the unexercised options, shall be adjusted to the closing price of the Parent's Common Stock on such Relevant Date.

     d. The number of Shares shall be 50,000; provided, however, that in case the Parent should at any time subdivide the outstanding shares of Common Stock, or shall issue a stock dividend on its outstanding Common Stock, the number of Shares subject to the Option immediately prior to such subdivision or the issuance of such dividend shall be proportionately

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increased, and in case the Parent shall at any time combine the outstanding shares of Common Stock, the number of Shares subject to the Option immediately prior to such combination shall be proportionately decreased, effective at the close of business on the date of such subdivision, dividend, or combination, as the case may be.

     e. Within thirty business days after the exercise of the Option, the Parent shall cause to be issued in the name of and delivered to Neiman a certificate or certificates for the Shares and Neiman shall deliver payment of the Option Price in the form described in (b) above. The Parent covenants that (A) all Shares issued and delivered upon the due exercise of the Option by Neiman shall, upon such issuance and delivery, be fully paid and nonassessable, and (B) the Parent shall agree at all times to reserve and hold available a sufficient number of shares of its authorized but unissued Common Stock to provide for delivery of the Shares upon the exercise of the Option.

     f. Parent agrees that such shares shall be registered and fully transferable on the public markets by December 15, 1996, and Parent shall pay all costs and expenses of such registration.

     g. Parent and Neiman agree that the options granted herein do not have a readily ascertainable fair market value at the time they were granted as defined by Section 83 of the Internal Revenue Code. Although both parties agree to act consistently with such representation, neither party shall be liable to the other in the event it is determined such options did have a readily ascertainable fair market value at the time they were granted.

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        5.  Release.  Neiman and Aasche hereby generally release and forever discharge each other from any claims, demands, obligations, losses, causes of action, damages, penalties, costs, expenses, attorneys' fees, liabilities, and indemnities of any nature whatsoever, whether known or unknown, which as of the date of this Agreement the parties had, now have, or claim to have. Excepted from this release are only (i) this Agreement and any right or obligations arising under it, and (ii) any rights to indemnification Neiman may have on account of his service as an officer or director of the Company or its predecessor.

        6. Consulting Agreement. All provisions of the Consulting Agreement and the Amendment thereto are null and void.


        7. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof. The Agreement may not be modified orally but only by an agreement in writing signed by both parties.

        8. Arbitration. Any controversy or claim arising out of, or relating to this Agreement, or its breach, shall be submitted to arbitration in the State of Arkansas in accordance with the then governing rules of the American Arbitration Association. Judgment upon the award rendered may be entered and enforced in any court of competent jurisdiction with in the State of Arkansas.

        9. Attorneys' Fees and Related Costs. If any suit or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs


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incurred in such action or proceeding, in addition to any other relief to which he or it may be entitled.


        10. Governing Law. This Agreement shall be interpreted and enforced under the laws of the State of Arkansas.



                                    /s/ Orin S. Neiman
                                    -----------------------------------------
                                    ORIN S. NEIMAN

                                    POLAR EXPRESS CORPORATION


                                    By: /s/ Larry L. Asche
                                    -----------------------------------------
                                        Larry L. Asche, President

                                    AASCHE TRANSPORTATION SERVICES, INC.

                                    By: /s/ Larry L. Asche
                                    -----------------------------------------
                                        Larry L. Asche, Chairman


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                                   EXHIBIT A

                                 PURCHASE FORM


TO: AASCHE TRANSPORTATION SERVICES, INC.
    10214 N. Mt. Vernon Rd.
    Shannon, Illinois  61078


     The undersigned hereby irrevocably subscribes for __________ shares of Common Stock of Aasche Transportation Services, Inc. pursuant to and in accordance with the terms and conditions of that certain Separate Agreement dated as of July 26, 1996, and hereby makes payment of ___________ Dollars ($____________) therefor and requests that a certificate for such shares be issued in the name of the undersigned and delivered to the undersigned at the address listed below.


                                           Address:


                                           ____________________________________

                                           ____________________________________

                                           ____________________________________

Dated:  ____________, 1996.